                                                                   EXHIBIT 10.18

                             CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement") is dated and entered into effective as of April 22, 1996 (the "Effective Date"), by and between MPTV, INC., a California corporation (the "Company"), and J. E. LISS AND COMPANY, INC., a corporation (the "Consultant").

                                 R-E-C-I-T-A-L-S

WHEREAS, the Company is a public corporation in various business enterprises (the "Business") and the management and operation of the Business and desires consulting services in connection with marketing and sale of the Business' products and the financing of the Business' operation;

WHEREAS, the Consultant has extensive knowledge, background, experience and expertise in the marketing and sale of products substantially similar to those of the Business and in the financing of business enterprises substantially similar to the Business and regularly provides consulting services based on such knowledge, background, experience and expertise;

WHEREAS, the Company desires to engage the Consultant to provide such consulting services and the Consultant desires to accept such engagement and provide such services.

NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants, provisions and terms set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

1. TERM. The Company hereby engages, and retains the Consulting Services of the Consultant during the period commencing on the Effective Date, and continuing thereafter for a period of one (1) year unless earlier terminated in accordance with the provisions set forth in Section 7 below (the "Term" of this Agreement).

2. NATURE OF CONSULTING SERVICES. During the Term of this Agreement, the Consultant shall devise, develop, prepare, expand and supervise marketing and sales strategies for the Business' products and financing strategies for the Business and its operations (collectively, the "Consulting Services") for the Company. The Consultant shall provide such Consulting Services at the times and in the manner reasonably requested by the Company. Such Consulting Services shall include, without limitation, (a) the Consultant's commercially reasonable best efforts to procure (i) marketing and sales contacts for the Company and
(ii) sources of financing for the Company; (b) actively propose and present alternative methods for the Company's marketing and sales activities and the Company's financing activities, options for improving such activities, and suggested solutions to problems encountered in such activities; and
(c) providing other and further advice and counsel in connection with the Company's marketing and sales activities and the Company's financing activities, as reasonably requested by the Company. In connection with such Consulting Services, the Consultant shall gather necessary information concerning the Company and shall release information and shall prepare and distribute materials concerning the Company to the extent necessary and appropriate to the Consultant providing the Consulting Services; provided that the Company has provided prior written approval of any and all information released and any and all materials prepared and distributed. Neither the Consultant nor the officers, directors, employees, agent, contractors or other representatives of the Consultant (the "Consultant's Representatives") shall release or distribute any false or misleading information, make any false or misleading statement or any misrepresentation of fact or commit any act, omit any act or make any representation, warranty or statement which would conflict with or violate (a) any applicable law, rule, regulation, order or decree, (including without limitation, the various laws, rules and regulations of the United States of America regulating the offering, issuance and sale of securities); or (b) the accepted practices for promoting public companies.

3. TIME AND EFFORT. The Consultant and the Consultant's Representatives shall devote the time and energy reasonably necessary and appropriate to providing the Consulting Services. The, Consultant shall not undertake or engage in any other business or activity to the extent that such business or activity would impair, interfere or otherwise detrimentally affect the ability of the Consultant to provide the Consulting Services or otherwise perform and satisfy the Consultant's various duties, obligations and liabilities under this Agreement.

     3.1 KEY PERSON - JEROME E. LISS. Without limiting the generality of the foregoing, Jerome E. Liss, an individual ("Liss") shall be and remain a principal of and key person within the Consultant at all times during the Term of this Agreement; and Liss shall devote Liss' reasonable time and energy to providing the Consulting Services, but in no event less than the time and energy reasonably necessary and appropriate to providing the Consulting Services.

4. PERFORMANCE OF OBLIGATIONS BY THE CONSULTANT. Subject to the terms of this Agreement, the Consultant shall determine the method, details, personnel and means of providing the Consulting Services under this Agreement. The Company shall not exercise direction or control over the Consultant in the performance of the Consulting Services under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company shall not require the Consultant or its principals, agents or employees to keep and maintain any particular business or work hours during the Term of this Agreement so long as the Consultant provides the Consulting Services required by this Agreement.

     4.1 NO AUTHORITY TO BIND THE COMPANY. The Consultant shall have no authority to obligate or incur on behalf of the Company any expense, liability or obligation, or to enter into any contract on behalf of the Company with respect to any expense, liability or obligation, without the prior written approval of the Company. The Consultant shall, in all respects, perform the Consulting Services under this Agreement in a diligent and competent manner.

      4.2 COOPERATION BY THE COMPANY. The Company shall provide access to any and all documents and other information reasonably necessary to the Consultant providing the Consulting Services and to otherwise performing the Consultant's duties and obligations under this Agreement.

      4.3 OFFICE SPACE AND REIMBURSEMENT OF EXPENSES. The Company shall not provide or be required to provide the Consultant or Liss with any office space, office equipment, support staff and services, and supplies whether at the Company's principal offices or otherwise; any and all office space, office equipment, support staff and services, and supplies necessary or appropriate to the Consultant providing the Consulting Services shall be provided and paid for by the Consultant at the Consultant's sole cost and expense. The Company shall not be responsible, obligated or liable for any cost or expense incurred by the Consultant in connection with or otherwise related to providing the Consulting Services. Any and all costs and expenses incurred by the Consultant in connection with or otherwise related to providing the Consulting Services shall be the sole and exclusive obligation and liability of the Consultant and the Consultant shall pay such obligations and liabilities, as and when they become due. The Consultant acknowledges and understands that the Consultant will incur substantial costs and expenses in connection with or otherwise related to the Consulting Services, including travel costs, telephone charges and postage and shipping charges

      4.4 REPORTING RELATIONSHIPS. No later than thirty (30) calendar days following the Effective Date of this Agreement, the Company shall designate one key person in the Company to manage and support the Consultant in providing the Consulting Services; provided that such designation shall be a matter within the Company's sole and absolute discretion and provided further that the Company may designate a replacement for such key person from time to time, within the Company's sole and absolute discretion, during the Term of this Agreement. Throughout the Term of this Agreement, the Consultant shall report to such key person in providing any and all Consulting Services under this Agreement. Without limiting the generality of the foregoing, the Consultant shall submit monthly reports of the Consulting Services provided under this Agreement to such key person in a form reasonably approved by the Company and shall meet with such key person each month during the Term of this Agreement at times and places mutually convenient to the Consultant and the Company's key person.

      4.6 COMPETITIVE ACTIVITIES. Neither the Consultant nor Liss nor any "Affiliate" thereof (as defined in this Section 4.6) shall engage in any business (each, a "Competitive Business") which is substantially similar to or which otherwise competes with the Business of the Company (or the Company's subsidiaries). Neither the Consultant nor Liss nor any Affiliate shall serve as an employee, officer, director, partner, member, stockholder, participant, consultant or contractor, directly or indirectly, of any Competitive Business. Neither the Consultant nor Liss nor any Affiliate (whether acting alone or in association with others) shall otherwise carry on, engage in, be employed by, take part in, consult or advise, own, participate or share in the earnings of, invest, finance, or lend to any Competitive Business. Notwithstanding the foregoing, the Consultant , Liss, any Affiliate thereof or any one or more of them may invest in the stocks, bonds and other securities of any Competitive Business to the extent that (a) such Competitive Business issues securities listed on any national securities exchange or issues securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (b) such investment does not exceed, with respect to each class of capital stock, five percent (5%) of the issued and outstanding shares within such class, or with respect to bonds and securities, five percent (5%) of the aggregate principal amount of such bonds or other securities issues and outstanding. For the purposes of this Agreement, the term "Affiliate" means any person or entity which, directly or indirectly, is in control of, is controlled by, or is under common control with the Consultant, Liss, or any one or more of them.

      4.5 INDEPENDENT CONTRACTOR. The Consultant shall act solely in a consulting and advisory capacity hereunder and in consequence shall not have authority to act for the Company or to give instructions or orders on behalf of the Company or to make any decisions or commitments for or on behalf of the Company. The Consultant shall not be an employee of the Company but shall act in the capacity of an independent contractor. The Company shall not be responsible for the withholding and payment of any and all federal, state, local or other tax payable by the Consultant whether based upon the Consultant's activities under this Agreement or the Consultant's receipt of any compensation under this Agreement or otherwise; the Consultant shall be responsible for, and shall pay, any and all such taxes as and when they become due and payable.

5.   COMPENSATION.

In consideration of the Consultant providing the Consulting Services and performing and satisfying the various duties, obligations and liabilities of the Consultant under this Agreement, the Company shall issue to the Consultant one million (1,000,000) shares of common stock in the Company no later than October 31, 1996. Such shares and the issuance thereof shall be evidenced by one or more share certificates issued in the name of the Consultant and shall be registered under an S-8 filing with the Securities and Exchange Commission. The compensation provided under this Section 5 shall be, and shall be deemed and considered, earned as of the Effective Date.

6.   CONFIDENTIALITY.

     6.1 DEFINITION OF PROPRIETARY INFORMATION. The Consultant hereby acknowledges that during the Term of this Agreement, the Consultant may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Company and/or the Business
     (whether in existence prior to, as of or after the Effective Date, collectively, "Proprietary Information"), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): inventions, processes, formulae, programs, technical data, "knowhow," procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors, and customers, financial information of the Company of any nature whatsoever, or any other confidential or proprietary information relating to the Company and/or the Business. The parties hereto agree that the failure of any Proprietary Information to be marked or otherwise labeled as confidential or proprietary information shall not affect its status as Proprietary Information.

     6.2 USE. The Consultant (i) shall hold in the strictest confidence (except as previously approved by the Company in writing), and shall not, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or otherwise communicate, or use for the Consultant's own benefit or the benefit of any other person, partnership, firm, corporation or other entity, or use to the detriment of the Company, or misuse in any way, any Proprietary Information, and (ii) shall cause the Consultant's principals, agents and employees to hold in the strictest confidence (except as previously approved by the Company in writing), and to refrain, directly or indirectly, from disclosing, divulging, revealing, reporting, publishing, transferring or otherwise communicating, or using for such principal's, employee's or agents own benefit or the benefit of any other person, partnership, firm, corporation or other entity, or using to the detriment of the Company, or misusing in any way, any Proprietary Information. The Consultant and the Company each hereby understand, acknowledge and agree that, as between them, all Proprietary Information acquired or made, developed or conceived of in whole or in part by the Consultant constitutes important, material and confidential and/or proprietary information of the Company, constitutes unique and valuable information, and affects the successful conduct of the Business and the Company's goodwill and that the Company shall be entitled to recover the Company's damages, in addition to any injunctive remedy available under Section 6 below, arising from or related to any breach of this
     Section 6. The limitations and restrictions on use of Proprietary Information pursuant to this Section 6 shall survive the termination of this Agreement pursuant to Section 6.

     6.3 OWNERSHIP. The Consultant hereby acknowledges and agrees that all right, title and interest in and to any Proprietary Information shall be and shall remain the exclusive property of the Company, and that any Proprietary Information which the Consultant acquires from the Company was received in confidence and as a fiduciary of the Company. Without limiting the foregoing, the Consultant shall assign to the Company any and all right, title or interest which the Consultant may have in all Proprietary Information made, developed or conceived of in whole or in part by the Consultant during the Term of this Agreement. The Consultant further agrees to execute and deliver any and all instruments, and to do all other things reasonably requested by the Company (both during and after the Term of this Agreement) in order to vest more fully in the Company all ownership rights in such Proprietary Information. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, and the like, in any way relating to any Proprietary Information or the business of the Company or its activities, which the Consultant shall prepare, use, construct, observe, process, or control (collectively, "Materials") shall be and shall remain the Company's exclusive property, and the Consultant hereby agrees to deliver all Materials, together with any and all copies thereof, promptly to the Company upon the termination of this Agreement for any reason.

     6.4 REASONABLENESS OF RESTRICTIONS. THE CONSULTANT HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF THIS SECTION 6 AND, HAVING DONE SO, HEREBY AGREES THAT THE RESTRICTIONS SET FORTH IN SUCH SECTION ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE COMPANY AND THE BUSINESS.

7. TERMINATION. This Agreement shall terminate and the obligations and covenants of the parties hereunder shall be of no further force and effect, except as provided in Section 17 below, on the earliest the following dates:

     7.1 the date upon which the Consultant is dissolved and liquidated, the Consultant is acquired by or merged into another unaffiliated entity, or all or substantially all of the assets the Consultant are transferred to an unaffiliated entity; or the first date upon which Liss shall no longer be a principal and/ or key person of the Consultant;

     7.2 the date upon which the Company is dissolved and liquidated, the Company is acquired by or merged into another unaffiliated entity, or all or substantially all of the assets the Company are transferred to an unaffiliated entity;

     7.3 the date thirty (30) calendar days following the Consultant having received written notice from the Company of any material failure to provide the Consulting Services, including without limitation, malfeasance, misfeasance or nonfeasance in providing such Consulting Services; provided however, that if such material failure is capable of being cured, this Agreement shall not terminate if the Consultant cures such failure within thirty (30) days following receipt of such notice; and provided further, that the Company shall not deliver such notice unless approved by the Company's Board of Managers;

     7.4 the date thirty (30) calendar days following a party (Breaching Party") having received written notice from the other party (Non-Breaching Party") of the Breaching Party's material breach of this Agreement; provided, however, that if such material breach is capable of being cured, this Agreement shall not terminate if the Breaching Party (a) cures such breach within thirty (30) days following receipt of such notice; or (b) to the extent that such breach is not capable of cure within such thirty (30) day period, commences to cure such breach within such period and thereafter diligently prosecutes such cure to completion;

     7.5 the date thirty (30) days following the date of the final Firm Closing as defined in that certain Underwriting Agreement, by and between the Company and the Consultant, dated effective as of January 30, 1996 (the "Underwriting Agreement").

     7.6 upon written agreement executed and delivered by both parties hereto providing for the termination of this Agreement.

8.   INDEMNIFICATION.

     8.1 BY THE COMPANY. The Company shall indemnify, defend and hold harmless the Consultant and its partners, shareholders, officers, directors, employees, affiliates, agents, representatives, attorneys, successors and assigns, and each of them (each a "Consultant Indemnitee"), from and against all losses, liabilities, damages, costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys' fees and costs related thereto) which any such Consultant Indemnitee may suffer or incur in connection with the performance of the Consultant's services under this Agreement, arising from the gross negligence or willful misconduct of the Company in the Company's marketing, sales and distribution activities or otherwise in performing the Company's duties and obligations under this Agreement.

     8.2 BY THE CONSULTANT. The Consultant shall indemnify, defend and hold harmless the Company and its partners, shareholders, officers, directors, employees, affiliates, agents, representatives, attorneys, successors and assigns), and each of them (each a "Company Indemnitee"), from and against all losses, liabilities, damages, costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys' fees and costs related thereto) which any such Company Indemnitee may suffer or incur as the result of the gross negligence or willful misconduct of the Consultant in providing the Consulting Service or otherwise performing of the Consultant's duties and obligations under this Agreement.

9.   REMEDIES.

     9.1 INJUNCTIVE RELIEF REGARDING CONFIDENTIALITY. The Consultant acknowledges and agrees that the Company shall suffer irreparable harm in the event that the Consultant breaches any obligation under Section 6 of this Agreement, and that monetary damages shall be inadequate to compensate the Company for any such breach. Accordingly, the Consultant agrees that in the event of any breach or threatened breach by the Consultant of any of the provisions of such Section 6, the Company shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach or threatened breach by the Consultant, or by any or all of the Consultant's principals, employees, agents, representatives or other persons directly or indirectly acting for, on behalf of or with the Consultant.

     9.2  NO LIMITATION OF REMEDIES. Notwithstanding the provisions set forth in
     Section 9.1 of this Agreement or any other provision contained in this Agreement, the parties hereby agree that no remedy conferred by any of the specific provisions of this Agreement, including without limitation, this
     Section 9, is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

10. Successors and Assigns. This Agreement is in the nature of a personal services contract; and neither party shall assign this Agreement without the prior written consent of the other party. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

11. GOVERNING LAW. This Agreement shall be construed under and in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law).

12. VENUE. If any action or proceeding is initiated with respect to this Agreement the venue therefor shall be in Orange County, California, which is deemed to be a convenient forum.

13. WAIVER. The failure of any party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by any other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

14. NOTICES. Any notice or other communication required or permitted hereunder (each, a "Notice") shall be in writing, and shall be deemed to have been given
(a) two (2) days following deposit of such Notice in the United States mail, registered or certified, postage prepaid, return receipt requested, or (b) upon receipt if delivered personally, or delivered by reputable, recognized third party overnight delivery service or courier service or (c) the next business day following receipt, if transmitted by telefacsimile (provided that such telefacsimile is followed by the deposit of the original Notice, or a copy thereof in the United States mail, registered or certified, postage prepaid, return receipt requested, no later than the next business day following transmission of such telefacsimile), addressed to the parties as follows:

     TO THE CONSULTANT:

                         J.E. LISS AND COMPANY, INC.
                         Attn: Jerome E. Liss
                         c/o Pfister Hotel
                         424 East Wisconsin Avenue
                         Milwaukee, Wisconsin 53202
                         Telefacsimile: 414-276-9041


     TO THE COMPANY:

                         MPTV, INC.
                         Attn: James Vellema, President
                         3 Civic Plaza, Suite 210
                         Newport Beach, California 92660
                         Telefacsimile No.: 714-760-6825

Either party may require such Notices to be delivered and given to any address different from or additional to the address set forth above, by delivering Notice thereof to the other party pursuant to this Section 14.

15. INTEGRATION. This Agreement, together with (a) the Underwriting Agreement and (b) that certain Promissory Note, of even date herewith, made by the Company payable to the order of the Consultant, in the original principal sum of One Hundred Thousand and no/100 Dollars ($100,000.00) (the "Note"), constitutes the entire agreement of the parties hereto with respect to the engagement and retention of the Consultant by the Company, and supersedes any and all prior and contemporaneous agreements, whether oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied in this Agreement, the Underwriting Agreement or the Note (or in other written agreements signed by the parties and dated the date hereof), and that no other agreement, statement or promise not contained in this Agreement, the Underwriting Agreement or the Note (or such other written agreements) shall be valid or binding on either party.

16. AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented except by written agreement executed and delivered by the parties hereto.

17. SURVIVAL OF CERTAIN RIGHTS AND OBLIGATIONS. The rights and obligations of the parties hereto pursuant to Sections 6, 8 and 9 of this Agreement, and the obligation of the Company to pay any and all Percentage Income and/ or Commission Income earned as of the termination of this Agreement, shall survive the termination of this Agreement.

18. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. If any court of competent jurisdiction holds any provision of this Agreement to be invalid, void or unenforceable with respect to any state, region or locality, such provision shall nevertheless continue in full force and effect in all other states, regions and localities to which such provision applies.

19. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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


21. ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover any and all reasonable attorneys' fees, expert witness fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

"The Company"

MPTV, INC.,
a Nevada corporation

By: ____________________________________

     Name:______________________________

     Title:_____________________________


"The Consultant"

J.E. LISS AND COMPANY, INC.
a corporation

By: ____________________________________

     Name:__________________________

     Title:_________________________






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